Exhibit 10.5
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment is made and entered into effective as of March 6, 2008 (the “Effective Date”), between American Medical Systems, Inc., a Delaware corporation (the “Company”), and Ross A. Longhini (the “Executive”).
R E C I T A L S
     WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of January 1, 2003 (the “Employment Agreement”); and
     WHEREAS, the parties hereto desire to amend the Employment Agreement to reflect as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
A. EMPLOYMENT AGREEMENT AMENDMENTS
1.	Section 6(e) of the Employment Agreement is hereby amended in its entirety to read as follows:
“(e) Payments.
     (1) In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation.
     (2) In the event the Executive’s Termination of Employment (defined below) by the Company without Cause, whether during or upon expiration of the then current term of this Agreement, and Executive executes (and does not revoke within the relevant statutory periods) a Release and Separation Agreement in the form provided by the Company, then in addition to the amounts specified in the foregoing clause (1), (i) the Company shall continue to pay the Executive his Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, for a period of twelve (12) months following the date of such termination (the ‘Severance Term’) and (ii) if the Executive elects COBRA continuation coverage under the Company’s group medical and/or dental plans, then for each month of the Severance Term, the Company will pay or reimburse the Executive an amount equal to the excess of (A) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to the Executive’s Termination of Employment (subject to the rule for coverage changes discussed below) over (B) the portion of the monthly cost for the Executive’s coverage under the Company’s group health and/or dental plans that is borne by the Company during the Severance Term. The Executive’s coverage will be deemed to include any Company contribution to a ‘health savings account’ (or similar arrangement) for the Executive. If the level of the Executive’s coverage changes during the Severance Term, as, for example, from single to family coverage or to no coverage, the amount will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment. The Executive shall be entitled to elect health care continuation coverage under the Company’s group health and/or dental plans for up to 12 months beyond the end of the 18-month COBRA period if he or she has not become eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause. If COBRA continuation coverage is not available to the Executive during any portion of the Continuation Period (other than by reason of his or her failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. Any reimbursement made under this Section 6(e)(2) shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
     (3) Further, in the event the Executive’s Termination of Employment without Cause by reason of the Company having notified the Executive that this Agreement will not be extended pursuant to Section 2, the Executive shall be entitled to receive a pro-rated amount of the Bonus in a lump sum based on the Executive’s period of employment during the calendar year in which such termination occurs (less any applicable withholding or similar taxes), which Bonus shall be paid following the end of the calendar year.
     (4) In the event the Executive accepts other employment or engages in his own business prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts and benefits due the Executive under Section 6(e)(2) and (3) the amounts paid to and benefits received by the Executive in respect of such other employment or business activity.
     (5) Amounts owed by the Company in respect of the Salary, Bonus or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(e), be paid promptly upon any termination, but not more than 90 days following such termination.
     (6) The payments and benefits to be provided to the Executive as set forth in this Section 6(e) in the event the Executive’s employment is terminated by the Company without Cause: (i) shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, and (ii) shall not be paid to the extent that Executive’s employment is terminated following a ‘change in control’ under circumstances entitling the Executive to benefits under his Change in Control Severance Agreement.
     (7) Notwithstanding the foregoing, if, at the time of his or her Termination of Employment, the Executive is a ‘specified employee’ (defined below), and the Company reasonably determines that any salary continuation payment due under Section 6(e)(2) and (3) constitutes deferred compensation subject to the requirements of Code Section 409A, then such payments shall be suspended and not made until the first day after the end of the six (6) month period following the Executive’s Termination of Employment, or, if earlier, upon the Executive’s death. If any such suspended payment is not made within 10 days of the end of such six month period, the Company will pay the Executive interest, equal to the applicable Federal rate in effect for each month, from the date of Termination of Employment through the date of payment. The Executive is a ‘Specified Employee’ if on the date of his or her Termination of Employment he or she is a ‘key employee’ (defined below), and the Company or any entity that owns 50% or more of the Company and has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, Executive is a ‘key employee’ during the 12-month period beginning on the April 1 immediately following a calendar year, if he or she was employed by the Company (or any other entity with whom the Company would be treated as a single employer under Section 414(b) or 414(c) of the Code) and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). The Executive will not be treated as a Specified Employee if he or she is not required to be treated as a Specified Employee under Treasury regulations issued under Section 409A of the Code.
     (8) When used in this Agreement, ‘Termination of Employment’ means a termination of Executive’s employment relationship with the Company and all Affiliates or such other change in the Executive’s employment relationship with the Company and all Affiliates that would be considered a ‘separation from service’ under Section 409A of the Code. The Executive’s employment relationship will be treated as remaining intact while the Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Executive will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Executive’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period of absence. In all cases, the Executive’s Termination of Employment must constitute a ‘separation from service’ under Section 409A of the Code and any ‘separation from service’ under Section 409A of the Code shall be treated as a Termination of Employment. For this purpose, ‘Affiliate’ means any entity that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).”
2.	Sections 6(f) and (g) of the Employment Agreement are deleted and Section 6(h) is redesignated as 6(f) and amended and restated to read as follows:
“(f) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.”
B. MISCELLANEOUS
1.	No Other Amendment. Except as set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

2.	Definitions. All capitalized terms that are not defined herein shall be as defined in the Employment Agreement.

3.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AMERICAN MEDICAL SYSTEMS, INC.

By: Name:	/s/ Janet L. Dick Janet L. Dick
Title:	Senior Vice President, Human Resources

EXECUTIVE

/s/ Ross Longhini

Ross A. Longhini